Exhibit 4.2
DESCRIPTION OF SECURITIES

As of September 30, 2020, the common stock, no par value, was the only class of securities of Maximus, Inc. (the “Company”) registered under Section 12 of the Securities Exchange Act of 1934, as amended.

The following section describes the general terms and provisions of the shares of the Company’s common stock. You should read the Company’s articles of incorporation, as amended, and bylaws for additional information about the common stock. The articles of incorporation and bylaws are included as exhibits to the Company’s Annual Report on Form 10-K, to which this exhibit also is attached.

General

As of September 30, 2020, the Company had 100,000,000 shares of common stock authorized, of which 61,504,000 of which were outstanding. No other class of capital stock was authorized as of September 30, 2020.

Voting Rights

Each holder of shares of common stock is entitled to one vote per share held on any matter submitted to a vote of shareholders. There are no cumulative voting rights in the election of directors or otherwise.

Dividends

The holders of shares of common stock are entitled to receive dividends from time to time as may be declared by the board of directors of the Company out of any funds of the Company legally available for the payment of such dividends.

No Preemptive or Conversion Rights

Holders of the Company’s common shares do not have preemptive rights to purchase additional shares of any class of the Company’s stock, and have no conversion or redemption rights.

Calls and Assessments

All of the issued and outstanding common shares are non-assessable.

Liquidation Rights

In the event of the liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary, the holders of common stock shall be entitled to share ratably according to the number of shares of common stock held by them in all assets, in cash or other property, of the Company available for distribution to its shareholders. In connection with a liquidation or dissolution, the board of directors may be authorized to determine the valuation of the different assets of the Company for the purpose of such liquidation and to divide such assets or any part thereof among the shareholders of the Company, in such manner that every shareholder will receive a proportionate amount in value of cash or property of the Company, even though each shareholder may not receive a strictly proportionate part of each such asset.

Certain Provisions of the Company’s Articles of Incorporation and Bylaws and Virginia Law

General

The Company’s articles of incorporation and bylaws contain provisions that could make more difficult an acquisition of the Company by means of a tender offer, a proxy contest or otherwise. In addition, Virginia has two antitakeover statutes, the Affiliated Transactions Statute and the Control Share Acquisitions Statute, that could make it more difficult for another party to acquire the Company without the approval of the Company’s board of directors. These provisions are expected to discourage specific types of coercive takeover practices and inadequate takeover bids as well as to encourage persons seeking to acquire control to first negotiate with the Company. Although these provisions may have the effect of delaying, deferring or preventing a change in control, the Company believes that the benefits of increased protection through the potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure the Company outweigh the disadvantages of discouraging these proposals because, among other things, negotiation of such proposals could result in an improvement of their terms.

Advance Notice for Shareholder Proposals or Nominations at Meetings

The Company’s bylaws also prescribe the procedure that a shareholder must follow to nominate directors or to bring other business before shareholders’ meetings. For a shareholder to nominate a candidate for director or to bring other business before a meeting, notice must be received by the Company’s Secretary not less than 45 days prior to the date of the meeting. Notice of a nomination for director must describe various matters regarding the nominee and the shareholder giving the notice. Notice of other business to be brought before the meeting must include a description of the proposed business, the reasons therefore, and other specified matters regarding the shareholder giving the notice.

Special Meetings

Pursuant to the Company’s bylaws, special meetings of shareholders may be called only by the Company’s chief executive officer or by the board of directors. As a result, shareholders are not able to act on matters other than at annual shareholders meetings unless they are able to persuade the chief executive officer or a majority of the board of directors to call a special meeting.

Increasing the Number of Directors

The Company’s bylaws provide that the number of directors may be increased or decreased by action of the board of directors. In addition, according to the Company’s bylaws, any newly created directorships resulting from an increase in the number of authorized directors shall be filled by the directors then in office. As a result, if faced with an attempt to take control of the Company’ s board, the Company’s directors may increase the size of the board of directors and install directors opposed to the hostile takeover attempt.

No Cumulative Voting

The Company’s articles of incorporation do not provide for cumulative voting in the election of directors.

Removal of Directors

The Company’s articles of incorporation currently provide that a director may not be removed from office as a director except for cause, by the affirmative vote of the holders of at least a majority of the stock entitled to vote, at a special meeting of the shareholders called at least in part for that purpose.
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